SCHEDULE 14A INFORMATION
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Matritech, Inc.
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MATRITECH, INC. 330 NEVADA STREET NEWTON, MASSACHUSETTS 02460
MATRITECH, INC. 330 NEVADA STREET NEWTON, MASSACHUSETTS 02460
Proposal 1 Election of Directors
Audit Committee Report
Summary Compensation Table
Option Grants In Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Equity Compensation Plan Information
Compensation Committee Report
SECURITIES OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
Proposal 2 Approval of the Financing Transaction
Proposal 3 Independent Auditors

MATRITECH, INC.
330 NEVADA STREET
NEWTON, MASSACHUSETTS 02460
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
May 25, 2005
To the Stockholders of Matritech, Inc.:
      Our Annual Meeting of Stockholders will be held at Sheraton Newton Hotel, 320 Washington Street, Newton, MA 02458, on Wednesday, May 25, 2005, at 9:00 a.m. EDT, for the following purposes:

1. To elect eight (8) directors;

2. To approve provisions of a financing transaction to permit (a) the sale and issuance of up to an additional $6.65 million of Series A Convertible Preferred Stock and related placement agent warrants to purchase common stock, (b) the removal of floors on anti-dilution provisions affecting the 670,272 shares of Series A Convertible Preferred Stock and warrants to purchase common stock issued in the First Closing and (c) the potential issuance of more than 20,600,000 shares of common stock if required to fulfill our obligations under currently outstanding and future issuances of Series A Convertible Preferred Stock and accompanying warrants to purchase common stock pursuant to anti-dilution provisions contained in our charter and the warrants.

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2005; and

4. To transact such other business as may properly come before the meeting and any adjournments thereof.
      The Board of Directors has fixed the close of business on April 5, 2005 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors,

/s/ Patricia Randall

Patricia Randall, Secretary
Newton, Massachusetts
April 19, 2005
IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. RETURNING A PROXY WILL NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

MATRITECH, INC.
330 NEVADA STREET
NEWTON, MASSACHUSETTS 02460

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 25, 2005
      This Proxy Statement is furnished to the stockholders of Matritech, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on May 25, 2005, and any adjournment or adjournments thereof. A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about April 19, 2005.
      Only holders of record of our common stock at the close of business of April 5, 2005, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, we had issued and outstanding                      shares of common stock. Each share of common stock is entitled to one vote. Holders of Series A Convertible Preferred Stock are entitled to vote on Proposals 1 and 3 included in this Proxy Statement. The number of votes to which holders of Series A Convertible Preferred Stock are entitled is determined based on the number of shares of Series A Convertible Preferred Stock held by the holder on the record date times a quotient obtained by dividing the conversion price then in effect by $1.34 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the common stock).
      The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of capital stock entitled to vote at the meeting will be necessary to constitute a quorum. If a broker that is a record holder of common stock does not return a signed proxy, the shares of common stock held by such broker will not be considered present at the meeting and will not be counted toward establishing a quorum. If a broker that is the record holder of common stock returns a signed proxy, the shares of common stock held by such broker will be considered present at the meeting and will be counted toward establishing a quorum. If a signed proxy is received from a broker that does not have discretionary authority to vote on one or more matters, the proxy will be considered a “broker non-vote” for that matter and will have the effects described in the following paragraph.
      Assuming a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the matter will be required for (i) the election of directors; (ii) the approval of provisions of a financing transaction to permit (a) the sale and issuance of up to an additional $6.65 million of Series A Convertible Preferred Stock and related placement agent warrants to purchase common stock, (b) the removal of floors on anti-dilution provisions affecting the 670,272 shares of Series A Convertible Preferred Stock and warrants to purchase common stock issued in the First Closing and (c) the potential issuance of more than 20,600,000 shares of common stock if required to fulfill our obligations under currently outstanding and future issuances of Series A Convertible Preferred Stock and accompanying warrants to purchase common stock pursuant to anti-dilution provisions contained in our charter and the warrants (the “Financing Transaction”); and (iii) the ratification of the selection of independent auditors for the year ended December 31, 2005. With respect to the election of directors, votes withheld have the effect of a “no” vote. Abstentions will have the effect of a “no” vote on the approval of the Financing Transaction and the ratification of the selection of independent auditors. Broker non-votes will have no effect on the outcome of the election of directors and the ratification of the selection of the independent auditor. Further, broker non-votes will have no effect with respect to the proposal for the approval of the Financing Transaction.
      Stockholders who execute proxies may revoke them by giving written notice to our Secretary at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the stockholder attending the meeting notifies the Secretary, in writing, of the revocation of the proxy at any time prior to the voting of the proxy.
      The Board of Directors does not know of any matter other than the election of directors, the approval of the Financing Transaction and the ratification of the selection of the independent auditor that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment. All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld, and where a choice is specified as to the proposal, in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors intend to vote (i) FOR the nominees for election as our directors named in this Proxy Statement under the caption “Election of Directors,” (ii) FOR the approval of the Financing Transaction and (iii) FOR the ratification of the selection of our independent auditors for the year ending December 31, 2005.
      We will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone. We may also engage a proxy solicitor to assist in the solicitation of proxies from stockholders.
Proposal 1
Election of Directors
      Our Board of Directors is currently comprised of eight directors, each of whom is a nominee for election to the Board named in the table below. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, proxies returned by the stockholders will be voted for any substitute nominee selected by the Nominating and Corporate Governance Committee prior to or at the meeting, or for a motion to reduce the membership of the Board to the number of nominees available.
      The following table sets forth the name of each Director, including each nominee and his/her age and position(s) with the Company.

Name	Age	Positions with the Company

Stephen D. Chubb	60	Chairman of the Board and Chief Executive Officer
David L. Corbet	51	President, Chief Operating Officer and Director
Walter O. Fredericks	65	Director
Judith Kurland	59	Director
Jonathan M. Niloff, M.D.	50	Director
Richard A. Sandberg	62	Chief Financial Officer, Vice President, Treasurer, Assistant Secretary and Director
T. Stephen Thompson	57	Director
C. William Zadel	61	Director
BIOGRAPHICAL INFORMATION
      Mr. Chubb, a founder of Matritech, has been Chairman since October 1993 and a director and Matritech’s Chief Executive Officer since the Company’s inception in 1987. Mr. Chubb was the Company’s President until October 1993 and was also Treasurer of the Company until March 1992. From 1984 to 1986, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc., a publicly-traded biotechnology company. Prior to 1984, Mr. Chubb was President and Chief Executive Officer of Cytogen Corporation, also a publicly-traded biotechnology company. He currently serves as a director of Charles River Laboratories, a publicly-traded provider of clinical research tools and integrated support services to enable drug development.
      Mr. Corbet has been Matritech’s President, Chief Operating Officer and a director since October 1993, and joined the Company in April 1993 as Executive Vice President. Prior to joining Matritech and since 1991, Mr. Corbet had served as President and Chief Operating Officer of T Cell Diagnostics, Inc., a subsidiary of T Cell Sciences, Inc.
      Mr. Fredericks has served as a director of Matritech since July 2003. Mr. Fredericks is currently a member of, and is responsible for the financial affairs of, Adirondack Boat, LLC, a distributor of electric boats. From 1991 to 2001, Mr. Fredericks served as president, chief executive officer and director of Lifecodes Corporation, a forensics DNA testing company. Mr. Fredericks was the founder of and from 1993 to 2001 served as chief executive officer and director of Electronic Instruments International, a company focused on creating products to enhance long distance electric power distribution. From 1989 to 1997, he also served as a director of DIANON Systems, Inc., a publicly-traded oncology marketing and database company.
      Ms. Kurland has served as a director of Matritech since February 2001. Since 2004, Ms. Kurland has served as a visiting fellow at the McCormack Graduate School for Public Policy at the University of Massachusetts. She is also a self-employed consultant. From March 2001 until August 2002, Ms. Kurland was the President and Chief Executive Officer of Hunt Alternatives, a foundation. Ms. Kurland was the New England Regional Director of the United States Department of Health and Human Services from May 1997 to January 2001. Ms. Kurland served from December 1998 to December 2000 as the Acting Editor of Public Health Reports, the journal of the U.S. Public Health Service. She is a faculty member at Tufts University Medical School, Boston University Medical School, Simmons College, and is presently on leave from teaching at the Harvard School of Public Health.
      Dr. Niloff has served as a director of Matritech since February 7, 2005. Since 2000, Dr. Niloff has served as president of Provider Services Network, Inc., a physician-driven organization providing innovative web-based tools and other infrastructure services to improve quality and reduce the cost of health care. Dr. Niloff is also a practicing physician, specializing in gynecologic oncology, and a clinical researcher in that field. Since 1990, Dr. Niloff has also served as an Associate Professor of Obstetrics, Gynecology and Reproductive Biology at Harvard Medical School.
      Mr. Sandberg has served as a director of Matritech since April 1999, excluding a brief hiatus between June 2002 and September 2002, at which time Mr. Sandberg was reappointed to the Board of Directors to fill a vacancy created by the Board. Mr. Sandberg has been Matritech’s Chief Financial Officer, Vice President Finance and Treasurer since November 2002, and served as Secretary from November 2002 to December 2003. Since December 2003, he has served as Assistant Secretary. Mr. Sandberg also serves as Manager and Chief Financial Officer of Battery Asset Management, LLC, a firm specializing in foreign exchange transactions. Mr. Sandberg devotes approximately 50% of his professional time to the business of the Company. From 1997 to 2001, Mr. Sandberg served as Chairman of the Board of Lifecodes Corporation, a manufacturer of DNA test kits and a provider of DNA testing services. In addition, Mr. Sandberg served as Chief Financial Officer of Lifecodes Corporation from May 1997 to September 1998. From 1983 to 1997, Mr. Sandberg served in a variety of positions including Chairman, Chief Executive Officer and Chief Financial Officer at DIANON Systems, Inc. a publicly-traded oncology marketing and database company. Since November 2003, Mr. Sandberg has served as director of Ethan Allen Interiors, Inc., a publicly traded home furnishings company.
      Mr. Thompson has served as a director of Matritech since May 1994. Mr. Thompson has served since 1992 as President, Chief Executive Officer and a director of Immtech International, Inc., a publicly-traded biopharmaceutical company.
      Mr. Zadel has served as a director of Matritech since December 1995. From April 2001 until December 2004, Mr. Zadel served as Chief Executive Officer of Mykrolis Corporation, formerly the microelectronics division of Millipore Corporation, a publicly-traded semiconductor equipment company.

From April 1996 until August 2001, Mr. Zadel was the Chairman, President, Chief Executive Officer and a director of the Millipore Corporation. Mr. Zadel currently serves, and has served since 1989, as a director of Kulicke & Soffa Industries, Inc., a publicly-traded semiconductor assembly equipment company.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AS OUR DIRECTORS NAMED IN THIS PROXY STATEMENT.
Corporate Governance and Board of Directors Matters
Board of Directors and Committees
      Our Board of Directors is currently comprised of eight directors with terms expiring upon the election and qualification of Directors at the next annual meeting of Stockholders. The Board of Directors has determined that each of Messrs. Fredericks, Thompson and Zadel, Ms. Kurland and Dr. Niloff is “independent” for purposes of Rule 4200(a)(15) of the National Association of Security Dealers and listing standards of the American Stock Exchange, the principal trading market of our common stock. The Board based these determinations primarily on a review of the responses of each Director to questions regarding employment and compensation history, affiliations and family and other relationships and on other relevant discussions with the Directors. Independent directors meet at least semi-annually in executive session without management participation.
      Our Board of Directors met six times during 2004. No director attended less than 75% of the aggregate of (1) the total number of Board meetings and (2) the total number of meetings held by all committees on which such director served. Directors are encouraged to attend the Annual Meeting of Stockholders. Each of the persons then serving as Director attended the 2004 Annual Meeting of Stockholders except Mr. Zadel.
      The Board of Directors currently has three standing committees:

•	an Audit Committee, the members of which are all independent for purposes of American Stock Exchange listing standards and include Mr. Thompson (Chair), Ms. Kurland and Mr. Zadel.

•	a Compensation Committee, the members of which are all independent for purposes of American Stock Exchange listing standards and include Mr. Fredericks (Chair), Ms. Kurland, and Messrs. Thompson and Zadel.

•	a Nominating and Corporate Governance Committee, the members of which are all independent for purposes of American Stock Exchange listing standards and include Mr. Thompson (Chair), Ms. Kurland, Dr. Niloff (effective February 7, 2005), and Messrs. Fredericks and Zadel. The Nominating and Corporate Governance Committee was formed in June 2004 and replaced the Corporate Governance Committee of the Board, which had been formed in February 2004 and included Mr. Zadel (Chair), Ms. Kurland, and Messrs. Thompson and Fredericks. Prior to June 2004, the independent members of the Board of Directors carried out the function of nominating persons for election to the Board.
      The Board of Directors has adopted a written charter for each of its committees. The Board of Directors has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and Directors.

Audit Committee
      The Audit Committee of the Board of Directors (the “Audit Committee”), consists of Mr. Thompson (Chair), Ms. Kurland and Mr. Zadel, each of whom satisfies the criteria for independence as defined in Section 121A of the listing standards for the American Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934. Each member of the Audit Committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Both Mr. Thompson and Mr. Zadel meet the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission.
      The Audit Committee oversees the accounting and tax functions of the Company, including among other things the results and scope of our annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the Audit Committee is responsible for the selection, compensation, retention and replacement of our independent auditors, establishing procedures for accounting related complaints, recommending audited financials for inclusion in our Annual Report on Form 10-K and engaging advisors as necessary.
      The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed at least annually. Most recently, the charter was reviewed and a revised charter adopted in February 2005. A copy of the revised charter is included as Appendix A to this Proxy Statement.
      The Audit Committee holds separate sessions of its members, outside the presence of management, with our independent auditors in conjunction with each regularly scheduled quarterly Audit Committee meeting. The Audit Committee held six meetings during the fiscal year ended December 31, 2004.

Compensation Committee
      The Compensation Committee of the Board of Directors (the “Compensation Committee”), consists of Mr. Fredericks (Chair, who joined the Compensation Committee in February 2004), Ms. Kurland and Messrs. Thompson and Zadel. None of the Compensation Committee members is currently an officer or employee of the Company, and each satisfies the criteria for independence as defined in Section 121A of the listing standards for the American Stock Exchange.
      The Compensation Committee reviews and approves executive compensation, and administers the Company’s 1992 and 2002 Stock Option and Incentive Plans (the “1992 Plan” and the “2002 Plan” respectively), the 2002 Employee Stock Purchase Plan and the 1992 and 2002 Non-Employee Director Stock Option Plans (the “1992 Director Plan” and the “2002 Director Plan” respectively). The Compensation Committee acts under a written charter which was adopted by the Board of Directors. The Compensation Committee held three meetings during the fiscal year ended December 31, 2004.

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) was created in June 2004 and consists of Mr. Thompson (Chair), Ms. Kurland, Dr. Niloff (who joined the Nominating and Corporate Governance Committee in February 2005) and Messrs. Fredericks and Zadel. None of the Nominating and Corporate Governance Committee members is currently an officer or employee of the Company, and each satisfies the criteria for independence as defined in Section 121A of the listing standards for the American Stock Exchange. The Nominating and Corporate Governance Committee replaced the Corporate Governance Committee of the Board, which had been formed in February 2004 and included Mr. Zadel (Chair), Ms. Kurland, and Messrs. Thompson and Fredericks. Prior to June 2004, the independent members of the Board of Directors carried out the function of nominating persons to serve as members of the Board of Directors.
      The Nominating and Corporate Governance Committee is primarily responsible for (1) evaluating the composition, organization and size of the Board of Directors and its committees, (2) recommending nominees to stand for election as Directors at each Annual Meeting of Stockholders and to serve on each committee of the Board of Directors, and (3) ensuring that the behavior of our directors, officers and employees is ethical and in compliance with laws and regulations and our own governing documents, including the Company’s Code of Business Conduct and Ethics. The Nominating and Corporate

Governance Committee also makes reports and recommendations to the Board of Directors regarding corporate governance compliance of the Company.
      The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix B.
      When considering candidates for Director, the Nominating and Corporate Governance Committee takes into account a number of factors, including the specific qualities and skills to be possessed by Board candidates, as set forth in the Board membership criteria previously adopted by the Board and included as Appendix B to our Proxy Statement filed on April 19, 2004. These specific minimum qualifications include demonstrated management ability at senior levels in successful organizations, current or recent employment in positions of significant responsibility and decision-making, expertise in leading or advising rapidly growing multi-national organizations, or current or prior experience related to anticipated Board and committee responsibilities in areas of importance to the Company. Specific qualities and skills to be possessed by Board candidates as set forth in the Board membership criteria include integrity, independence and financial literacy. The process for consideration of potential Board members does not treat candidates recommended by security holders differently than those recommended by current Board members, members of management or others. Security holders may recommend candidates for consideration by contacting our lead independent director, Mr. Thompson, or our chief executive officer, Mr. Chubb, by mail to the Company’s offices at 330 Nevada Street, Newton, MA 02460. The Board of Directors as a whole is involved in consideration of candidates based on the Board membership criteria. The Board of Directors believes that candidates can be better assessed by full Board involvement in the process before the Nominating and Corporate Governance Committee selects the final nominees.
      The Nominating and Corporate Governance Committee recommended all the nominees listed in this proxy statement. Each of the nominees was previously elected by the stockholders at the annual meeting held in June 2004, with the exception of Dr. Niloff. Dr. Niloff was unanimously elected by the Board of Directors in February 2005, following a process during which all Board members met with and assessed Dr. Niloff’s qualifications and suitability for service on the Board. The Company’s Chief Executive Officer initially informed the Board of Dr. Niloff’s background and credentials.
      The Nominating and Corporate Governance Committee held three meetings during the fiscal year ended December 31, 2004.
Communications with the Board of Directors
      The Board has not adopted a formal process with respect to communications from security holders. The Board believes it is appropriate for the Company to preserve its current informal communication arrangements, which permit any security holder to contact any Board member directly, a system that has been utilized by security holders from time to time and served the Company and its security holders well. The Board believes that adoption of a formal process for security holder communication would result in more restrictive communication opportunities than those that currently exist. Security holders may communicate with the Board by writing to Board members at our corporate offices at 330 Nevada Street, Newton, MA 02460. In addition, we have identified our lead independent director as the contact for shareholder communications and publicly provided the telephone number of the Chair of our Audit Committee in our Code of Business Conduct and Ethics, which is posted in the Corporate Governance section of our web site at www.matritech.com.

Audit Committee Report
      The Audit Committee of the Board of Directors (the “Audit Committee”) is responsible for providing assistance to the Company’s directors in fulfilling their responsibility to the stockholders, potential stockholders and investment community relating to the corporate accounting and reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee’s purpose is more fully described in its charter, which the Audit Committee reviews and assesses on an annual basis. The Audit Committee reviewed its charter and assessed the adequacy of it on February 11, 2005, resulting in the adoption of an amended Audit Committee Charter, a copy of which is attached hereto as Appendix A.
      The Audit Committee is currently composed of Judith Kurland, T. Stephen Thompson and C. William Zadel. Each of the Audit Committee members satisfies the criteria for independence as defined in Section 121A of the listing standards for the American Stock Exchange, the principal trading market of our Common Stock, and Rule 10A-3 under the Securities Exchange Act of 1934. Each member of the Audit Committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Both T. Stephen Thompson and C. William Zadel meet the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission, as well as the definition of independence of Section 121A of the listing standards of the American Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934.
      In connection with the approval of our Code of Conduct, the Chair of the Audit Committee has been designated as the person to receive notifications, which may be anonymous, by mail or by telephone, of questionable accounting or auditing matters. The Audit Committee has the authority to investigate any matter within the scope of its authority and to retain outside counsel and other advisors to assist it with any such investigation.
      The Audit Committee has selected and appointed PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2005 and has asked the Board of Directors to include a proposal for stockholder ratification of this selection in this proxy. If the stockholders do not ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection and appointment.
      The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation. First, the Audit Committee obtained from PricewaterhouseCoopers LLP, our independent auditors for fiscal 2004, the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and discussed with PricewaterhouseCoopers LLP its independence from Matritech, Inc. and its management. Second, the Audit Committee discussed and reviewed with PricewaterhouseCoopers LLP all communications required by generally accepted auditing standards, including those described in the Statement on Auditing Standards 61, as modified or supplemented. The Audit Committee conducted these discussions with our independent auditors with and without management present. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Finally, the Audit Committee reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP the Company’s audited consolidated balance sheet as of December 31, 2004, and consolidated statement of operations, stockholders’ equity and cash flows for the year ended December 31, 2004.

      Based on the review, communications and discussions with management and PricewaterhouseCoopers LLP described above, the Audit Committee recommended to the Board that these financial statements be included in the Company’s 2004 Annual Report on Form 10-K.

Respectfully submitted,

T. Stephen Thompson, Chairman
Judith Kurland
C. William Zadel
      THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT EXCEPT TO THE EXTENT THAT MATRITECH SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.
Directors’ Compensation
      It is the general policy of the Board of Directors that compensation for non-employee Directors should be comprised of a mix of cash and equity-based compensation. During 2004, non-employee directors received a cash payment of $2,500 per Board of Directors meeting attended and $500 per meeting attended of a Committee of the Board of Directors. On February 11, 2005, the Board of Directors voted to amend the cash compensation arrangements for non-employee members of the Board, effective immediately, (i) to pay each director a $2,500 per meeting fee for attendance, including attendance by telephone conference call, at each regularly scheduled meeting of the Board; (ii) to pay each director a $500 per meeting fee for attendance, including attendance by telephone conference call, at each meeting of a committee of the Board on which he or she serves which is conducted on a date other than a Board meeting date, up to the first four Audit Committee meetings during each fiscal year, the first two Compensation Committee meetings during each fiscal year and the first Nominating and Corporate Governance Committee meeting during each fiscal year; (iii) for other telephonic meetings of any committee, to pay for meeting attendance, at the rate of $500 per meeting, in the discretion of the Chair of the Committee; and (iv) for other telephonic meetings of the Board, to pay for meeting attendance, at the rate of $2,500 per meeting, in the discretion of the lead independent director of the Board. Non-employee directors are also reimbursed for their expenses incurred in attending meetings of the Board of Directors and Committees.
      Non-employee Directors also receive options to purchase common stock of the Company pursuant to the 2002 Director Plan. The 2002 Director Plan includes two types of option grants: (a) each non-employee director who first became or becomes a member of the Board of Directors on or after June 14, 2002 is automatically granted on the date of such election, without further action by the Board, an option (an “Initial Option”) to purchase 10,000 shares of the Company’s common stock which vests over a four-year period and (b) annually, each non-employee director is automatically granted, as of the date of the Annual Meeting of Stockholders in such year, an option (an “Annual Option”) to purchase 10,000 shares of common stock which vests over a one-year period. Any non-employee who becomes a director after the Annual Meeting of Stockholders in any year shall be entitled to receive, in addition to the Initial Option, a fraction of the Annual Option equal to (x) divided by twelve (12), where (x) equals the number of complete months remaining until the first anniversary of the preceding Annual Meeting of Stockholders. Under the 2002 Director Plan, Annual Option grants were made to each of Messrs. Fredericks, Thompson and Zadel and Ms. Kurland to purchase 10,000 shares of the Company’s common stock. Dr. Niloff was granted an Initial Option to purchase 10,000 shares of our common stock upon his election as a director in February 2005 and was also granted, on the same date, a pro rata Annual Option to purchase 3,333 shares of our common stock. All options granted pursuant to the 2002 Director Plan have an exercise price equal to the fair market value of our common stock on the date of grant and expire ten years after the date of grant.
      Directors who are employees of the Company receive no additional compensation for service on the Board of Directors or its Committees.
Executive Officers
      The Board of Directors elects our executive officers annually at its meeting immediately following the Annual Meeting of Stockholders. Such executive officers hold office until the next Annual Meeting of Stockholders unless they sooner resign or are removed from office. There are no family relationships among any of our Directors or executive officers.
      The following table lists our current executive officers and certain information concerning our executive officers who are not also Directors. It is anticipated that each of these officers will be reappointed by the Board of Directors following the Annual Meeting of Stockholders:

Name	Age	Positions with the Company

Stephen D. Chubb	60	Chairman and Chief Executive Officer
David L. Corbet	51	President and Chief Operating Officer
Richard A. Sandberg	62	Chief Financial Officer, Vice President, Treasurer and Assistant Secretary
Melodie R. Domurad	47	Vice President, Clinical and Regulatory Affairs
Gary J. Fagan	53	Vice President, Research & Development
Franz Maier	53	President, Matritech GmbH
John E. Quigley	46	Vice President, Sales & Marketing
Patricia Randall	54	Vice President, General Counsel, Chief Legal Officer and Secretary
      Dr. Domurad has been Matritech’s Vice President, Clinical and Regulatory Affairs since January 2000. From October 1997 to December 1999 she was Matritech’s Director of Clinical and Regulatory Affairs. From 1994 to 1997, she served as Director of Clinical Research of ErgoScience Development Corporation, a publicly-traded biopharmaceutical company.
      Dr. Fagan has been Matritech’s Vice President, Research and Development, since October 2004, and joined the Company in November 2003 as Senior Director of Product Development. Prior to joining Matritech, Dr. Fagan served from 1999 to November 2003 as Vice President, Research and Development, of Ischemia Technologies, an in-vitro diagnostics company. From 1989 to 1998, he served in a number of research positions at PB Diagnostics and Behring Diagnostics, both predecessor companies to Dade Behring, before serving as a senior research manager at Dade Behring, a publicly-traded diagnostics company.
      Mr. Maier has been an executive officer of Matritech since June 2003. He has served as president of Matritech GmbH, the Company’s subsidiary based in Germany, since 2000. Mr. Maier was chief executive officer of ADL GmbH, a German distributor of medical diagnostic products, from 1996 to 2000, and was a country manager for Germany for Pharmacia Diagnostics, a manufacturer of in vitro diagnostic products, from 1989 to 1995.
      Mr. Quigley has been Matritech’s Vice President, Sales and Marketing since July 2001. From December 2000 until April 2001, he was Director of Marketing for Argose, Inc., a medical diagnostic products company. From 1998 until May 2000, Mr. Quigley was the Vice President of Global Marketing for Bayer’s Critical Care business unit. From January 1997 until 1998, Mr. Quigley was Director of U.S. Marketing at Chiron Diagnostics, a publicly traded biotech and diagnostics company that was acquired by Bayer.

      Ms. Randall has been Matritech’s Vice President, General Counsel, Chief Legal Officer and Secretary of Matritech since December 2003. Ms. Randall devotes approximately 75% of her professional time to the business of the Company. Since 2003, Ms. Randall has also been a self-employed legal consultant. From 2001 to 2003, Ms. Randall served as Vice President and General Counsel of Robotic Vision Systems, Inc., a publicly traded technology company. From 1998 to 2000, she served as Vice President and General Counsel of Hadco Corporation, a publicly traded technology company. From 1980 to 1998, Ms. Randall was a partner at the Boston law firm of Hamilton, Dahmen and Randall with a focus on corporate law and civil litigation. In November 2004, more than twenty months after Ms. Randall’s departure from Robotic Vision Systems, Inc., that company filed a petition under the federal bankruptcy laws.
Executive Compensation

Summary Compensation
      The following table summarizes the compensation for services rendered to the Company for the fiscal years ended December 31, 2004, 2003, and 2002 paid to or earned by (i) Mr. Chubb, the Company’s Chairman and Chief Executive Officer, and (ii) Mr. Corbet, Dr. Domurad, Mr. Maier and Mr. Quigley, the next four most highly compensated executive officers of the Company as of December 31, 2004 (the “Named Officers”). The Company did not grant any restricted stock awards or stock appreciation rights (“SARs”) to these persons in fiscal year 2004 and did not make any long-term incentive plan payouts during fiscal years 2004, 2003 or 2002:
Summary Compensation Table

				Long-Term Compensation
				Awards
		Annual Compensation
				Securities	All Other
Name and			Bonus	Underlying	Compensation
Principal Position	Year	Salary($)	($)(1)	Options(#)	($)(2)

Stephen D. Chubb	2004	$262,000	$70,200	19,823	$634
Chairman, Director and	2003	252,156	37,644	—	422
Chief Executive Officer	2002	238,915	24,990	212,750	413
David L. Corbet	2004	$220,181	$49,163	13,882	$221
Director, President and	2003	211,896	26,375	—	221
Chief Operating Officer	2002	200,769	17,500	158,929	144
Melodie R. Domurad	2004	$190,045	$32,061	13,729	$144
Vice President, Clinical and	2003	175,232	26,085	—	144
Regulatory Affairs	2002	167,114	25,229	112,872	144
Franz Maier	2004	$189,460	$34,671	61,336	$—
President, Matritech GmbH	2003	162,334	19,739	—	—
	2002	129,720	15,048	108,564	—
John E. Quigley, Jr.	2004	$157,393	$29,989	7,154	$144
Vice President,	2003	148,971	13,593	—	144
Sales and Marketing	2002	144,803	20,182	110,297	96

(1)	Includes bonuses paid after fiscal year end based on performance during the fiscal year.

(2)	Compensation represents term life insurance premiums paid by the Company.

     Options
      The following table provides information about options granted during the fiscal year ended December 31, 2004 under the 2002 Plan to the Named Officers:
Option Grants In Last Fiscal Year

		Percent of			Potential Realizable
		Total			Value at Assumed
	Number of	Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees	Exercise		Option Term(4)
Individual Grants(1)(2)	Options	in Fiscal	Price	Expiration
Name	Granted(#)	Year(%)(5)	($/Share)	Date	5%($)	10%($)

Stephen D. Chubb	19,823	3.51%	$1.90	1-30-14	$23,686	$60,026
David L. Corbet	13,882	2.46	1.90	1-30-14	16,588	42,036
Melodie R. Domurad	13,729	2.43	1.90	1-30-14	16,405	41,573
Franz Maier	11,336	2.01	1.90	1-30-14	13,545	34,327
	50,000	8.86	1.27	7-22-14	39,935	101,203
John E. Quigley, Jr.	7,154	1.27	1.90	1-30-14	8,548	21,663

(1)	Stock options were granted under the 2002 Plan at an exercise price equal to the fair market value of our common stock on the date of grant.

(2)	The options have a term of ten years from the date of grant and become exercisable as to 25% of the shares covered on each of the first four anniversaries of the date of grant.

(3)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on our common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of our common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(4)	A total of 594,112 options were granted to employees in 2004 under the 2002 Plan.
      The following table sets forth information regarding stock option exercises in the last fiscal year and exercisable and unexercisable stock options held as of December 31, 2004 by each of the Named Officers. Amounts described in the following table under the heading “Value Realized” were calculated based on the difference between the fair market value of our common stock on the date of the exercise and the exercise price of the options in accordance with the regulations promulgated under the Securities Exchange Act of 1934, as amended, and do not necessarily reflect amounts received by the Named Officers. Amounts described in the following table under the heading “Value of Unexercised In-the-Money Options at December 31, 2004” are based upon the fair market value of our common stock as of December 31, 2004, the last trading day for the fiscal year ended December 31, 2004, which was $1.06 per share as quoted on the American Stock Exchange less the applicable exercise price, multiplied by the number of shares underlying the options. The Company has never granted any SARs.
Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

Number of Securities
			Underlying	Value of Unexercised
			Unexercised Options	In-the-Money
			at December 31,	Options at
	Shares		2004 (#)	December 31, 2004
	Acquired on	Value	Exercisable/	($) Exercisable/
Name	Exercise (#)	Realized($)	Unexercisable	Unexercisable

Stephen D. Chubb	—	—	401,716/129,329	$ —/ —
David L. Corbet	—	—	311,529/95,539	—/ —
Melodie R. Domurad	—	—	117,920/82,270	—/ —
Franz Maier	—	—	61,292/116,744	—/ —
John E. Quigley, Jr.	—	—	132,599/88,119	—/ —
Securities Authorized for Issuance under Equity Compensation Plans
      The following table provides information as of December 31, 2004 with respect to our shares of common stock that may be issued under our existing equity compensation plans and arrangements.
Equity Compensation Plan Information

				Number of Securities
				Remaining Available for
			Weighted-Average	Issuance Under Equity
	Number of Securities to		Exercise Price of	Compensation Plans
	be Issued Upon Exercise		Outstanding	(Excluding Securities
	of Outstanding Options,		Options, Warrants	Reflected in Column
Plan category	Warrants and Rights		and Rights	(a))

	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	2,588,846	(3)	$3.24	2,137,315	(4)
Equity compensation plans not approved by security holders(2)	1,279,067		$2.04	—

Total	3,867,913		$2.84	2,137,315

(1)	Includes the 1992 Plan, 1992 Director Plan, 2002 Plan, 2002 Director Plan and the 2002 Employee Stock Purchase Plan.

(2)	Consists of the following:

a.	warrants to purchase 200,000 shares of common stock at a price of $2.50 per share. These warrants were issued in 2000 to a placement agent in connection with a stock offering and are exercisable until July 2005.

b.	warrants to purchase 546,553 shares of common stock at prices ranging from $1.67 to $2.70 per share. These warrants were issued in 2003 to placement agents in connection with a stock offering and are exercisable until October 2008.

c.	warrants to purchase 98,039 shares of common stock at a price of $1.35 per share. These warrants were issued in 2003 to a placement agent in connection with a debt offering and are exercisable until March 2008.

d.	warrants to purchase 434,475 shares of common stock at a price of $2.00 per share. These warrants were issued in 2004 to placement agents in connection with a common stock offering and are exercisable until March 2009.

(3)	Excludes purchase rights accruing under the 2002 Employee Stock Purchase Plan, which has a stockholder-approved reserve of 225,000 shares and 205,774 shares were available for purchase rights under the Plan as of December 31, 2004.

(4)	Consists of shares available for future issuance under the 2002 Plan, 2002 Director Plan and the 2002 Employee Stock Purchase Plan.
Pension Plan
      Certain employees who are based in Germany, including one executive officer who is not named above in the Summary Compensation Table, are covered by pension arrangements which provide benefits upon the employee reaching age 65 or becoming disabled while employed prior to that time. The amount of benefits is specified in individual contracts and is not formula-based. Surviving spouses are also entitled to certain specified survivor benefits.
Compensation Committee Report
      The Compensation Committee of the Board of Directors (the “Compensation Committee”) is currently composed of Walter O. Fredericks, who was first elected to serve on the Compensation Committee on February 13, 2004 and who serves as Chair of the Committee, Judith Kurland, T. Stephen Thompson and C. William Zadel. None of the Compensation Committee members is currently an officer or employee of the Company, and each satisfies the criteria for independence as defined in Section 121A of the listing standards for the American Stock Exchange.
      The functions of the Compensation Committee are to establish salaries and incentive compensation for the Company’s executive officers and to administer the Company’s stock option and stock purchase plans.
      The Company’s executive compensation programs are designed (i) to attract and retain experienced and well qualified executives capable of leading the Company to meet its business objectives, and (ii) to motivate them to enhance long-term stockholder value. In setting the compensation level for executive officers, the Compensation Committee is guided by the following considerations:

•	Compensation levels should be competitive with compensation generally being paid to executives in the biotechnology industries to ensure the Company’s ability to attract and retain superior executives;

•	Each individual executive officer’s compensation should reflect the performance of the Company as a whole, the performance of the officer’s business unit, if applicable, and the performance of the executive officer; and

•	A significant portion of executive officer compensation should be paid in the form of equity-based incentives to link closely stockholder and executive interests and to encourage stock ownership by executive officers.
      For 2004, each executive officer’s total compensation package consisted of base salary, a bonus awarded in the form of cash and stock options, and various benefits, including a 401(k) retirement plan and medical insurance plans, that are available to all employees of the Company. Some executive officers received additional stock option awards during 2004, other than as part of their performance-based bonus award, following an analysis by the Compensation Committee of the relative number of existing stock option awards held by members of senior management and of the contribution level of such executive officers. One recently hired executive received a stock option award as part of a new hire package in early 2004 and one person newly elected as an executive officer during the year received a special stock option award as well as a base salary increase upon such election. The Compensation Committee approved all executive officer base salary, bonus awards and stock option awards.
      The Compensation Committee attempts to keep the Company’s compensation programs competitive by comparing them with those of other companies in the biotechnology field generally as determined by independent sources including the Radford Biotechnology survey. The Compensation Committee also reviews compensation data of other public companies the Committee considers to be particularly pertinent comparisons to the Company in the nature of the business, revenue levels and profitability, size and market capitalization. The Compensation Committee further reviews the performance of each such executive officer and his or her influence on achieving corporate objectives.
      Cash Compensation. The Compensation Committee reviews each executive’s salary at least once per year and, while it is not required to do so, it may in its discretion adjust these salaries. The Compensation Committee sets the base salaries for individual executives by reviewing the salaries historically paid at the Company, the salaries paid to persons holding comparable positions at other companies in the biotechnology field as established by independent third parties and based on a review of publicly available information concerning compensation paid within a group of public companies the Compensation Committee considers to be particularly pertinent comparisons to the Company in the nature of the business, revenue levels and profitability, size and market capitalization. The Compensation Committee also determines any increases in base salaries based in part on a comparison of the executive’s actual performance against his or her individualized performance objectives, as well as on his or her contribution towards achieving corporate objectives. The individualized performance objectives for each executive depend on his or her area of responsibility and may include achievement of performance objectives in such areas as product development, sales and profit levels, financial metrics, regulatory compliance and customer service. The Compensation Committee also considers subjective factors, including the executive’s ability to provide leadership, to develop the Company’s business, to promote the Company’s image with its customers and stockholders and to manage the Company’s continuing growth. The Compensation Committee solicits and considers input on an executive’s performance and contributions from senior management, and solicits and considers recommendations of senior management, in establishing compensation levels for all but the Chief Executive Officer. Salaries of the Company’s Chief Executive Officer and the next four most highly compensated executives during fiscal 2004 are listed in the “Summary Compensation Table”.
      Equity Compensation. The Company’s equity compensation program is designed to (i) provide long-term incentives to executive officers, (ii) tie compensation to creating long-term shareholder value, (iii) encourage executive officers to remain with the Company and to promote the Company’s business, and (iv) provide executives with the opportunity to obtain significant, long-term stock ownership in the Company’s common stock.
      The stock options granted to executive officers generally become exercisable at the rate of 25% per year on each of the first four anniversaries of grant. The options expire ten years from the date of grant. All options granted by the Compensation Committee to executives in 2004 or with respect to 2004 performance contain these terms. In early 2004, the Compensation Committee granted stock options to most executive officers based on their performance during the 2003 fiscal year. Other stock option awards made by the Compensation Committee to executives during 2004 consisted of a new hire grant to one person in early 2004 and a promotion grant to one person upon his election to an executive officer position during the year. In addition, during the summer of 2004, at the request of the Chief Executive Officer, the Compensation Committee conducted a review of the relative amounts of option held by members of senior management and of the contribution level of certain executive officers whose option holdings were considered to be relatively low. As a result of this review, the Compensation Committee made special stock option grants to some executives, not including the Chief Executive Officer, in July 2004. The total options held by each of the Named Officers at December 31, 2004 is set forth in the table captioned “Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values”.

      In making stock option awards, the Compensation Committee reviews awards granted to persons holding comparable positions at other companies in the biotechnology field as established by independent third parties and reviews awards within a group of public companies the Compensation Committee considers to be particularly pertinent comparisons to the Company in the nature of the business, revenue levels and profitability, size and market capitalization. The Compensation Committee also considers the executive’s performance compared to his or her individualized performance objectives, as well as on his or her contribution towards achieving corporate objectives. The Compensation Committee may further consider subjective factors, including the executive’s ability to provide leadership, to develop the Company’s business, to promote the Company’s image with its customers and stockholders and to manage the Company’s continuing growth. The Compensation Committee solicits and considers input on an executive’s performance and contributions from senior management, and solicits and considers recommendations of senior management, in establishing stock option awards for all but the Chief Executive Officer.
      CEO Compensation. With respect to the compensation of the Company’s Chief Executive Officer, Mr. Chubb’s salary was $262,000 in 2004. In January 2004, Mr. Chubb was awarded a cash bonus of $37,664 and stock options to purchase 19,823 shares of the Company’s common stock at an exercise price of $1.90 per share based on his performance in fiscal 2003. In February 2005, Mr. Chubb was granted a cash bonus in the amount of $70,200 for his performance in 2004, which was paid in February 2005. Mr. Chubb was also granted options to purchase 76,304 shares of the Company’s common stock at an exercise price of $.92 per share in February 2005 based on performance in fiscal 2004. In making the cash bonus award and stock option award to Mr. Chubb in February 2005, the Compensation Committee reviewed the performance of the Company towards corporate objectives for 2004 and determined that the Company had substantially achieved such corporate objectives, which included targets for revenues and product sales, profit/loss overall and for the German subsidiary, and product development goals.
      In February 2005, the Compensation Committee established Mr. Chubb’s base salary for 2005 as $286,000 and established a target bonus for Mr. Chubb for 2005 performance as 60% of his base salary. If earned, a bonus will be paid to Mr. Chubb in early 2006, 50% in cash, 25% in restricted stock and 25% in deferred cash. Restrictions on the restricted stock will lapse and the payment of the deferred cash will occur at the rate of 1/3 on each of the first three anniversaries of the award, in accordance with the terms of the Management Bonus Plan adopted by the Board of Directors in February 2005, and vesting will be accelerated in certain circumstances including a change of control of the Company. The Compensation Committee established corporate objectives for 2005 against which Mr. Chubb’s performance will be measured. These corporate objectives include target revenues and product sales, profit/loss overall and for the German subsidiary, and product development goals. The Compensation Committee intends to determine in January or February 2006 the extent of achievement of these corporate objectives and based on such achievement to consider making a bonus award to Mr. Chubb as described above. In establishing Mr. Chubb’s base salary for 2005, the Compensation Committee reviewed Mr. Chubb’s salary history at the Company, the salaries paid to persons holding comparable positions at other companies in the biotechnology field as established by independent third parties and publicly available information concerning compensation paid within a group of public companies the Compensation Committee considers to be particularly pertinent comparisons to the Company in the nature of the business, revenue levels and profitability, size and market capitalization. The Compensation Committee also considered subjective factors, including the Chief Executive Officer’s ability to provide leadership, to develop the Company’s business, to promote the Company’s image with its customers and stockholders and to manage the Company’s continuing growth. The Compensation Committee further retained an independent compensation consultant to assist it in making decisions on compensation to be awarded to the Chief Executive Officer and other executives.
      The Compensation Committee also secured advice from its independent compensation consultant on the structure of and elements of compensation programs generally at the Company. Thereafter, the Compensation Committee approved, or in some instances recommended to the Board of Directors the adoption of, new or revised compensation programs which affect executive compensation. In February 2005, the Board of Directors adopted a new Management Bonus Plan to be effective for awards granted for performance in fiscal 2005 and thereafter. This Plan sets target bonus awards for executives based on their position in the Company, provides for the Compensation Committee to annually establish, in the case of the Chief Executive Officer, or approve, in the cases of other executives, performance objectives. Bonuses awarded under the new Plan are paid 50% in cash, 25% in deferred cash and 25% in restricted stock. Restrictions on the restricted stock will lapse and the payment of the deferred cash will occur at the rate of 1/3 on each of the first three anniversaries of the award, and vesting will be accelerated in certain circumstances including a change of control of the Company. The Compensation Committee also adopted new stock ownership guidelines for the Chief Executive Officer and President, setting goals for the number or value of shares of Company’s common stock each such officer will own within three years of adoption. For the Chief Executive Officer, the goal is 150,000 shares or four times his base salary in value, whichever is lower. For the President, the goal is the lower of 100,000 or 2.5 times his base salary. The Compensation Committee also included stock retention obligations for executives receiving restricted stock bonus awards until they achieve a stock holding of 50,000 shares, pro-rated in the case of part-time employees. The Compensation Committee further adopted new stock option grant guidelines for executives, including the Chief Executive Officer, for annual or new hire stock option grants, as well as changed vesting an expiration provisions for options. For the Chief Executive Officer, the guidelines call for the lower of an annual grant covering 150,000-300,000 shares or a grant which will result in a projected value to the Chief Executive Officer of $300,000-$600,000 over the life of the option, assuming a 5% per year increase in the stock value. The guidelines for grants to other executives are lower in number of shares and value. The new option terms provide for vesting for newly hired executives of 50% of the option shares two years from the date of grant, with 25% per year on the following two grant anniversaries. For continuing executive officers, the vesting schedule does not change from that described previously. The term of these options is seven years, and vesting of the options will be accelerated in certain circumstances, including a change of control of the Company. The Compensation Committee also recommended to the Board of Directors that the Company’s 2002 Employee Stock Purchase Plan be terminated, effective after the end of the present Payroll Period which ends on June 30, 2005.
      Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally prevents publicly-held corporations from deducting, for federal income tax purposes, compensation in excess of $1 million paid to certain executives. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code and it is the Compensation Committee’s present intention that, for so long as it is consistent with its overall compensation objectives, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

Respectfully submitted,

Walter O. Fredericks, Chair
Judith Kurland
T. Stephen Thompson
C. William Zadel
      THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT EXCEPT TO THE EXTENT THAT MATRITECH SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

Compensation Committee Interlocks and Insider Participation
      Ms. Kurland and Messrs. Thompson and Zadel served as members of the Compensation Committee throughout fiscal year 2004. Mr. Fredericks was appointed to the Compensation Committee and to serve as Chair of such committee on February 13, 2004. During the past year no member of the Compensation Committee was, prior to or during his service as a member of the Compensation Committee, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure pursuant to Item 404 of Regulation S-K.
      No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Company’s Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of the corporation.
Stock Performance Graph
      The Stock Performance Graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock from December 31, 1999 to December 31, 2004, with the cumulative total return of the Nasdaq Market Index, the Company’s four digit SIC Code Index and the RDG MicroCap Biotechnology Index over the same period.
COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)(3)(4)
      This assumes $100 invested on December 31, 1999.

(1)	This graph is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	The stock price performance shown on the graph is not necessarily indicative of future price performance.

(3)	The RDG MicroCap Biotechnology Index is a proprietary database of Research Data Group of San Francisco, CA consisting of 195 issuers.

(4)	Information used on the graph was obtained from Research Data Group, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.
      We have chosen to include a comparison with the RDG MicroCap Biotechnology Index because the issuers in that index all have a market capitalization ranging from $0 to $300 million, with an average market capitalization of approximately $40 million, and are all involved in the same broad industry in which the Company is involved. In contrast, the SIC Code comparison we have used includes issuers with market capitalizations ranging from $0 to $13 billion, with an average of $790 million. Our market capitalization as of December 31, 2004 was $45 million.
SECURITIES OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
      The following table sets forth certain information as of December 31, 2004 (except where otherwise noted), regarding the beneficial ownership of our common stock by (i) all persons who, to our knowledge, own more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director, (iii) each executive officer including the “named executive officers”, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock show as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Ownership(2)	Class(3)

Stephen D. Chubb(4)	990,974	2.2%
David L. Corbet(5)	353,566	*
Melodie R. Domurad(6)	157,224	*
Gary J. Fagan(7)	15,310	*
Walter O. Fredericks(8)	19,167	*
Judith Kurland(9)	67,334	*
Franz Maier(10)	126,149	*
Jonathan M. Niloff(11)	833	*
John E. Quigley(12)	159,388	*
Patricia Randall(13)	3,750	*
Richard A. Sandberg(14)	26,865	*
T. Stephen Thompson(15)	98,000	*
c/o Immtech International 150 Fairway Drive Vernon Hills, IL 60661
C. William Zadel(16)	93,800	*
c/o Mykrolis Corporation 129 Concord Road Billerica, MA 01821
All executive officers, directors and nominees as a group (13 persons)(17)	2,102,360	4.7%

*	Indicates less than 1% of outstanding common stock.

(1)	Unless otherwise indicated, the address of each person listed on the table is c/o Matritech, Inc., 330 Nevada Street, Newton, MA 02460.

(2)	Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock owned based upon information provided to the Company by the directors, officers and principal stockholders.

(3)	The number of shares of Common Stock deemed outstanding for this calculation includes (i) 43,718,512 shares of Common Stock outstanding on March 7, 2005 and (ii) all Common Stock underlying stock options or warrants which are exercisable as of April 5, 2005 or will become exercisable on or within 60 days thereafter by the person or group in question.

(4)	Mr. Chubb’s beneficial ownership includes 456,672 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(5)	Mr. Corbet’s beneficial ownership includes 343,500 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter. Mr. Corbet holds all of his issued shares jointly with his wife.

(6)	Dr. Domurad’s beneficial ownership includes 146,352 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(7)	Dr. Fagan’s beneficial ownership includes 15,310 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(8)	Mr. Frederick’s beneficial ownership includes 19,167 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(9)	Ms. Kurland’s beneficial ownership includes 50,834 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(10)	Mr. Maier’s beneficial ownership includes 89,126 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(11)	Dr. Niloff’s beneficial ownership includes 833 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(12)	Mr. Quigley’s beneficial ownership includes 159,388 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(13)	Ms. Randall’s beneficial ownership includes 750 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(14)	Mr. Sandberg’s beneficial ownership includes 19,365 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(15)	Mr. Thompson’s beneficial ownership includes 87,500 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(16)	Mr. Zadel’s beneficial ownership includes 92,800 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.

(17)	Includes 1,481,597 shares issuable upon exercise of outstanding stock options exercisable on April 5, 2005 or within 60 days thereafter.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2004 and written representations from certain Reporting Persons, we believe that all

Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2004.
Certain Relationships and Related Transactions
      Our corporate charter, as amended, provides that the personal liability of directors for monetary damage arising from a breach of their fiduciary duties in certain circumstances shall be eliminated except to the extent the liability arises from any breach of the director’s duty of loyalty, from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law or from transactions from which the director derived a personal benefit. We have entered into indemnification agreements with our directors providing such indemnification. The indemnification agreements may require us, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The agreements obligate the Company to obtain and maintain directors’ and officers’ insurance. Our charter further provides indemnification rights, including advancement of expenses, for officers of the Company.
      The Company has an agreement stemming from its acquisition of ADL GmbH in 2000 whereby one of our executive officers, Franz Maier, the president of Matritech GmbH, pays the Company all amounts we are obligated to pay on an outstanding bank loan made to ADL GmbH. During the last fiscal year, the amount of the loan obligation of Matritech GmbH to the bank was a maximum of approximately $38,000, and the amount of the obligation as of December 31, 2004 was approximately $27,000. This arrangement with Mr. Maier has not been amended since it was entered into in 2000.
      Until the end of 2003, one of our Directors, Mr. Zadel, served as a director of Citizens Bank of Massachusetts, at which we maintain our operating bank account and with which we previously had a loan used to purchase scientific equipment. The loan was repaid in April 2004. The Company has no other financial relationships with Citizens Bank of Massachusetts.
Proposal 2
Approval of the Financing Transaction
American Stock Exchange Requirements.
      Section 713 of the American Stock Exchange Company Guide requires listed companies to obtain stockholder approval for the potential issuance of common stock, or securities convertible into common stock, equal to 20% or more of its currently outstanding shares of common stock. We are seeking approval from you because on March 4, 2005 we entered into a purchase agreement (the “Purchase Agreement”, and collectively with its related documents, the “Transaction Documents”) covering a financing transaction, described in more detail below, which would if consummated in its entirety result in us issuing more than 20% of our common stock to the investors.
The Financing Transaction
      The Purchase Agreement provides for the sale of an aggregate of 1,426,124 shares of our Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”) and the issuance to the investors of warrants to purchase 4,991,434 shares of our common stock at a price of $1.47 per share. Each share of our Series A Preferred Stock is convertible into ten shares of our common stock. We cannot issue all shares of the Series A Preferred Stock that we have agreed to sell without obtaining stockholder approval because the shares into which the Series A Preferred Stock are convertible would exceed 20% of our outstanding common stock.
      In the table below, we have provided highlights of the Financing Transaction including the First Closing which has occurred and the Second Closing which will not occur without your approval. We have rounded numbers wherever possible to make it more readable and have omitted many details that are further discussed in text following the table. Please refer to our other SEC filings described below in “More Information” for the full details of the terms and conditions of this Financing Transaction.

				Common
				Stock upon	Investor
			Shares of	conversion of	Warrants to
			Series A	Series A	Purchase
	Approval		Preferred	Preferred	Common at	Total
	Needed	Status	Stock	Conversion	$1.47	Consideration

			(in thousands)	(in thousands)	(in thousands)	(in thousands)
First Closing	No	Completed March 2005	670	6,700	4,991	$5,900
Second Closing	Yes	If Approved, May 2005	756	7,560	0	$6,650
The First Closing
      On March 4, 2005, pursuant to the provisions of the Purchase Agreement, we closed the first part of this financing, covering the sale of 670,272 shares of our Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”). These shares of Series A Preferred Stock are currently convertible into 6,702,720 shares of our common stock. However, the documents related to this financing contain provisions whereby the outstanding Series A Preferred Stock could become convertible into 8,426,263 shares of our common stock under certain circumstances. We also issued accompanying warrants (the “Investor Warrants”) exercisable beginning on September 5, 2005 and expiring on March 4, 2010 for an aggregate of 4,991,434 shares of our common stock at an exercise price of $1.47 per share. The aggregate cash consideration we received in the First Closing was approximately $5.9 million. We also issued warrants to a placement agent in connection with this financing (the “Placement Agent Warrants” and collectively with the Investor Warrants, the “Warrants”) exercisable beginning on September 5, 2005 and expiring on March 4, 2010 for 656,920 shares of our common stock at an exercise price of $1.47 per share. We expect to use the proceeds from this Financing Transaction for working capital, research and development and general corporate purposes.
      Both the Series A Preferred Stock and the Warrants have anti-dilution provisions. This means that if we issue any shares (subject to limited exceptions) at a price that is less than the conversion price of the Series A Preferred Stock ($.88 per common stock share) in the case of the Preferred Stock or less than the exercise price in the case of the Warrants (a “Dilutive Issuance”), the conversion price of the Series A Preferred Stock or the exercise price of the Warrants will be adjusted downwards. Currently, there is a floor on the new conversion price and the new exercise price that could result from a Dilutive Issuance, in the case of the Preferred Stock a conversion price floor of $.70 and in the case of the Warrants an exercise price floor of $1.34.
The Second Closing
      If you approve this Proposal 2, we plan to close the sale of the additional 755,852 shares of our Series A Preferred Stock within ten days after your approval. Assuming we sell the full additional amount of Series A Preferred Stock which we have committed to sell in those circumstances, we would also issue additional five year Placement Agent Warrants to purchase 740,796 shares of our common stock at an exercise price of $1.47 per share. Also, the floor on price adjustments to the conversion price of the Series A Preferred Stock and to the exercise price of the Warrants will be removed upon shareholder approval of the Financing Transaction. However, the potential impact of the removal of these floors is ameliorated to some extent because all adjustments below the current floor would in each case be done on a weighted average formula basis. If this Proposal 2 is approved, our existing stockholders may hold a smaller share of our outstanding common stock and may have less influence on our affairs.

Registration Statements
      Under the Transaction Documents, we have committed to file registration statements covering the shares of our common stock into which the Series A Preferred Stock is convertible and the shares for which the Warrants may be exercised. When effective, the registration statements will enable the holders of the Series A Preferred Stock to sell the shares they received upon conversion and will enable the Warrant holders to sell the shares acquired upon exercise of the Warrants.
Default Provisions and Covenants
      If we fail to timely register the shares we have committed to register and otherwise enable the holders of the Series A Preferred Stock and Warrants to sell the common stock they may acquire through conversion or exercise, we may be subject to penalties, including payment of 1.5% of the consideration paid for the Series A Preferred Stock for each thirty day period of delay in registration. We are also obligated not to issue other securities that would be senior to the Series A Preferred Stock, not to incur indebtedness in excess of $2,000,000 except in limited forms, and not to enter into or consummate a transaction which would result in the holders of all the voting power of the our outstanding capital stock having less than a majority of voting power of a surviving entity after a merger, consolidation, share exchange or sale. We are further required to reserve sufficient shares of common stock for issuance upon conversion of the Series A Preferred Stock and exercise of the Warrants and to list the common shares into which the Series A Preferred Stock may be converted or which may result from exercise of the Warrants with the American Stock Exchange.
Why was the First Closing Done?
      The ability to demonstrate financial viability is important to our business. We have never generated positive cash flows from operations. The funds from the First Closing were important to satisfy our liquidity needs and to enable us to continue to operate towards profitability.
Why Stockholder Approval?
      We believe the additional funds to be received in the Second Closing will greatly reduce the possibility that we will need to seek additional third party financing through the sale of debt or equity in the near future. However, under Section 713 of the American Stock Exchange Company Guide, we need your approval to sell additional shares of Series A Preferred Stock because the number of shares of common stock issuable upon conversion of the additional shares of Series A Preferred Stock will, when aggregated with the number of shares of common stock issuable upon conversion of the 670,272 shares of Series A Preferred Stock and exercise of the accompanying Warrants sold and issued in the First Closing, equal more than 20% of our currently outstanding shares of common stock.
      The Second Closing would provide up to $6.65 million in additional funding on terms that are certain, not subject to future market conditions and which do not involve the issuance of any additional investor warrants. The funding from this Second Closing will provide us additional time and resources to further develop and penetrate the potential market for our existing products, particularly our NMP22® BladderChek® Test, and to further develop our technologies which have not yet been commercialized, including technologies designed to achieve a blood-based breast cancer diagnostic test.
      If you do not approve this Proposal, we expect that we will have to seek other sources of funding, possibly upon less attractive prices and terms and we may be required by the Transaction Documents to offer such subsequent financing terms to the same investors involved in this Financing Transaction. If you approve this Proposal, it will allow us to (a) complete the Second Closing, (b) secure the additional $6.65 million in funding and (c) issue the additional 755,852 shares of Series A Preferred Stock (and the common stock issuable upon conversion of such securities) and the 740,796 shares of common stock for which new Placement Agent Warrants may be exercised. Approval will also result in the removal of floors on anti-dilution provisions affecting the 670,272 shares of Series A Preferred Stock and Warrants already issued in the First Closing, but with the more beneficial weighted average formula for any dilution below the prior floor.
More Information
      The terms of the sale of the Series A Preferred Stock, the Warrants and the registration rights are complex and are only briefly summarized above. The above summary does not purport to be complete and is subject to and qualified in its entirety by reference to the actual Transaction Documents. If you would like more information about the rights, preferences and terms of this Financing Transaction, please refer to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, Form of Purchase Agreement dated March 4, 2005 between Matritech, Inc. and various Investors, Registration Rights Agreement dated March 4, 2005 between Matritech, Inc. and various Investors, Form of Warrant to Purchase Shares of Common Stock, Placement Agent Warrant to Purchase Shares of Common Stock filed as Exhibits to our Form 8-K filed March 8, 2005, which is incorporated by reference into this Proxy Statement.
      Further information about the risks related to this Financing Transaction can also be found in our Annual Report on Form 10-K in the section entitled “Risk Factors”. You may access our Annual Report on Form 10-K and our Form 8-K and exhibits that we file with the Commission through our web site, www.matritech.com or through the Commission’s web site, www.sec.gov. You may also request copies of these documents by writing to us at 330 Nevada Street, Newton, MA 02460 Attn: Investor Relations. You may also view these documents at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.
Incorporation by Reference
      We hereby incorporate by reference into this Proxy Statement the information included in Items 6 (“Selected Financial Data”), 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), 7A (“Qualitative and Quantitative Disclosures about Market Risk”), 8 (“Consolidated Financial Statements and Supplementary Data”) and 9 (“Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”) of our Annual Report on Form 10-K for the year ended December 31, 2004.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SHAREHOLDER APPROVAL OF THIS PROPOSAL TO APPROVE THE FINANCING TRANSACTION.
Proposal 3
Independent Auditors
      PricewaterhouseCoopers LLP served as the Company’s independent auditors since the fiscal year 2002. In accordance with Section 10A(i) of the Securities Exchange Act of 1934, rule 10A of Regulation S-K and rule 2-01 of Regulation S-X, the Audit Committee has engaged PricewaterhouseCoopers LLP to perform all auditing services for the benefit of the Company (including the performance of any audit required by the Exchange Act) and to serve as auditor of the year ended December 31, 2005 pending shareholder ratification as sought in Proposal 3 of this Proxy Statement. A representative from PricewaterhouseCoopers LLP will attend the Annual Meeting and will be available to answer questions. They will have the opportunity to make a statement at the Annual Meeting if they desire.
Fees Paid to our Independent Auditors
      Audit Fees. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its audits of the Company’s consolidated financial statements and its reviews of the Company’s unaudited consolidated interim financial statements were $310,000 for the year ended

December 31, 2004 and $120,000 for the year ended December 31, 2003. PricewaterhouseCoopers LLP reviewed the Form 10-Q for all quarters of fiscal years 2004 and 2003.
      Audit-Related Fees. We incurred no audit-related fees in fiscal 2004. Fees for audit-related work performed by PricewaterhouseCoopers in fiscal 2003 were $23,700, which consisted of $21,000 for assistance in responding to SEC comment letters and $2,700 for review of our S-3 filings and issuance of consents in connection therewith.
      Tax Fees. In fiscal 2004, fees for tax-related work performed by PricewaterhouseCoopers were $11,000 for preparation of our tax returns. Fees for tax-related work performed by PricewaterhouseCoopers in fiscal 2003 were $25,600, which consisted of $22,000 for tax return preparation and $3,600 for tax research and advice.
      All Other Fees. We incurred no fees during fiscal 2004 or fiscal 2003 for other services performed by PricewaterhouseCoopers LLP.
Audit Committee Pre-Approval Process
      The Audit Committee must pre-approve all audit and permitted non-audit services for which the independent auditors may be engaged. Of the services described above performed by PricewaterhouseCoopers in fiscal 2004, all were pre-approved by the Audit Committee and in 2004 no fees were paid under a de minimus exception that waives pre-approval for certain non-audit services.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SHAREHOLDER APPROVAL OF THIS PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS.
Stockholder Proposals
      Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company pursuant to SEC Rule 14a-8 must be received at the Company’s principal executive offices not later than December 20, 2005. Under the Company’s by-laws, the deadline for providing timely notice to the Company of matters that stockholders otherwise desire to introduce at the next Annual Meeting of Stockholders is March 21, 2006. In order to curtail controversy as to the date on which the Company received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Stephen D. Chubb, Chief Executive Officer, Matritech, Inc., 300 Nevada Street, Newton, MA 02460.
PROXY CARD ATTACHED

Appendix A
Audit Committee Charter
as amended February 11, 2005
Organization
      There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of at least three directors who meet the independence and audit committee composition requirements promulgated by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, any exchange upon which securities of the company are traded, or any governmental or regulatory body exercising authority over the company (each a “Regulatory Body” and collectively, the “Regulatory Bodies”), as in effect from time to time, and who are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.
      All members of the committee shall be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement. At least one member of the committee shall have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. At least one member of the committee shall be an “audit committee financial expert” as defined by the SEC.
      The Board shall appoint the chairperson and members of the audit committee annually.
      The committee shall meet at least quarterly.
Statement of Policy
      The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication among the directors, the independent auditors, the internal auditors, and the financial management of the corporation. By approval of this Charter, the Board hereby grants the committee all resources, funding and authority to properly discharge its duties and responsibilities.
Responsibilities
      In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible and responsive, in order to best react to changing conditions, laws and regulations, and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.
      In carrying out these responsibilities, the audit committee will:

•	Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually (and update this Charter if and when appropriate).

•	Have the sole authority to select, evaluate, retain and replace the independent auditor to be proposed for shareholder approval in the proxy statement. The committee also has sole authority to approve all audit engagement fees and terms. The committee may consult with management in the decision-making process, but may not delegate this authority to management.

•	Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof to review such audit, including any comments or recommendations of the independent auditors.

•	Review with the independent auditors any significant matters regarding internal controls over financial reporting that have come to their attention during the conduct of their audit and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given by the committee to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

•	Review in advance the financial statements proposed for the annual report and in the quarterly unaudited financial reports to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. After such review and discussion of the financial statements for the annual report, the committee shall recommend to the Board whether such audited financial statements should be published in the company’s annual report. Any changes in accounting principles should be reviewed to ensure that the proposed financial statements are in compliance.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit. The committee shall meet with the auditor prior to the filing of the audit report to receive the auditor’s report concerning: (a) critical accounting policies and practices used, (b) all material alternative treatments of financial information using GAAP that have been discussed with management, the ramifications of the use of these alternatives and the treatment preferred, (c) material written communications between the management and the auditor, and (d) all other matters required to be discussed pursuant to Statement on Auditing Standards 61, as modified by Statement on Auditing Standards 90 or as it may otherwise be modified or supplemented.

•	Inquire as to the independent auditor’s view of the quality of earnings and balance sheet categories and whether such policies are common practices and consistent with previous periods.

•	Review accounting and financial human resources and succession planning within the company.

•	Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to pay for and to retain outside counsel, or other advisors for this purpose if, in its judgment, that is appropriate.

•	Review with the company’s outside legal counsel any legal matters that could have a significant impact on the company’s financial statements, the company’s compliance with applicable laws and regulations and any inquiries or communications received from regulatory or governmental agencies.

•	Be directly responsible for the resolution of any disagreements between management and the independent auditor regarding financial reporting matters.

•	On an annual basis, receive from the independent accounting firm a formal written statement identifying all relationships between the independent accounting firm and the company consistent with Independence Standards Board Standard 1, as it may be modified or supplemented. The committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact its independence. The committee shall take appropriate action to oversee the independence of the independent accounting firm.

•	Review with management and the independent auditors to identify and terminate any non-audit related services provided by the independent auditors to the company. The committee must pre-approve all other non-audit services for which the independent auditor may be considered. Review the annual fees paid by the company for all audit and non-audit services.

•	Review all proposed related party transactions to identify conflict-of-interest situations. The committee will submit any related party transactions to the Board for its approval or implementation of appropriate remedial action.

•	Review and approve the hiring of any former employee of the independent auditors prior to any such individual’s employment by the company.

•	Maintain procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures, and (b) the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

Appendix B
Matritech, Inc.
Nominating and Corporate Governance Committee Charter

A.	PURPOSE
      The primary function of the Nominating and Corporate Governance Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Matritech, Inc. (the “Company”) in fulfilling its responsibilities by: (i) identifying individuals qualified to become members of the Board, and recommending that the Board propose the director nominees for election at the next annual meeting of shareholders, (ii) monitoring compliance with the Company’s corporate code of ethics and conduct applicable to all directors, officers and employees (“Code of Business Conduct”), (iii) periodically reviewing and, as necessary or appropriate, recommending the amendment of the Code of Business Conduct and (iv) reviewing and approving all related party transactions.

B.	GOALS AND RESPONSIBILITIES
      To fulfill its responsibilities and duties the Committee shall:
     Board Composition and Nominations
      1. Evaluate the current composition and organization of the Board and its committees in light of requirements established by (i) the Securities and Exchange Commission, the National Association of Security Dealers, the American Stock Exchange or any other exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company (each a “Regulatory Body”) or (ii) any other applicable statute, rule or regulation which the Committee deems relevant, and, where appropriate, make recommendations regarding the foregoing to the Board for approval.
      2. Review the composition and size of the Board in order to ensure that the Board is comprised of members possessing the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company, as determined by the Committee.
      3. Recommend to the Board for proposal to the Shareholders, nominees for election as directors of the Company in accordance with the criteria established therefor from time to time.
      4. Recommend to the Board for selection Board members for assignment to serve on committees of the Board.
      5. Review and recommend to the Board an appropriate course of action upon the resignation of any current Board member or any planned expansion of the Board, and review the qualifications for service on the Board of any potential additional or replacement members of the Board.
      6. Review potential conflicts of prospective Board members and officers. Review prospective directorships and offices of outside business concerns (and such other entities as may be required by the Code of Business Conduct) by current Board members or officers. No such directorship or office shall be accepted by a current Board member or officer without the prior approval of the Committee.
     Establishment and Review of Corporate Governance Policies
      7. Ensure that a Code of Business Conduct for Company employees, directors and officers is in force and is appropriately communicated to all covered individuals.
      8. The Code of Business Conduct at a minimum shall (i) comply with any requirements established by any Regulatory Body or any other applicable statute, rule or regulation that the Committee deems relevant, (ii) address conflicts of interest and full and fair disclosure and compliance with laws, (iii) encourage the reporting of any illegal or unethical behavior and expressly prohibit retaliation of any kind for any such reports or complaints, (iv) provide clear and objective standards for compliance with the Code of Business Conduct and a fair process by which to determine violations thereof, and (v) contain an enforcement mechanism.
      9. Review and assess the adequacy of the Code of Business Conduct periodically, but at least annually. The Committee shall recommend to the Board for approval any amendments to the Code of Business Conduct that the Committee deems appropriate.
      10. Collaborate with the Company’s officers and legal counsel to disclose publicly any amendments to the Code of Business Conduct required to be disclosed by any Regulatory Body.
      11. Collaborate with the Company’s officers and legal counsel to maintain a means by which allegations of violations of or non-compliance with the Code of Business Conduct can be reported to the Committee in a confidential manner.
      12. Review and, if appropriate, approve all related party transactions for potential conflict of interest situations on an ongoing basis.
      13. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually, and recommend any modifications to this Charter if and when appropriate to the Board for its approval.
      14. Review and assess the adequacy of the Company’s Amended and Restated Certificate of Incorporation and Bylaws and the charters of any committee of the Board (the “Governing Documents”) periodically and recommend to the Board any necessary modifications to the Governing Documents.
      15. To the extent required by any Regulatory Body or otherwise deemed advisable by the Committee, develop, implement, review and monitor an orientation and education program for members of the Board.
     Oversight of the Evaluation of the Board and Management
      16. Evaluate and determine an appropriate response to credible evidence indicating violations of or non-compliance with the Code of Business Conduct or the Governing Documents after consulting with legal counsel, including reporting any violation of law to any appropriate Regulatory Body.
      17. Determine criteria for evaluating any and all requests for waivers of the Code of Business Conduct, evaluate any such requests submitted by directors or executive officers, make a recommendation to the Board whether to grant any requests for waivers submitted by directors or executive officers and establish a process for prompt public disclosure upon the grant of any such waivers for directors or executive officers as may be required by any Regulatory Body.
     Shareholder Proposals
      18. Review all shareholder proposals submitted to the Company (including any proposal relating to the nomination of a member of the Board) and the timeliness of the submission thereof and recommend to the Board appropriate action on each such proposal.
     General
      19. To the extent deemed appropriate by the Committee, engage outside counsel, service providers and/or independent consultants at the Company’s expense to review, or assist with, any matter for which it is responsible and approve the terms of engagement and fees of any outside counsel and/or independent consultants and terminate any such engagement if necessary.
      20. Take such other actions regarding the Company’s corporate governance that the Committee shall reasonably deem to be appropriate and in the best interests of the Company and its shareholders or as shall otherwise be required by any Regulatory Body.

C.	COMMITTEE COMPOSITION AND PROCEDURES
     Independence Requirements
      1. Each Committee member shall meet any applicable independence requirements promulgated by any Regulatory Body.
     Number of Members
      2. The Committee shall be comprised of a minimum of three members of the Board, provided, however, that if fewer than three independent directors sit on the Board, the Committee shall be comprised of such lesser number as the Board from time to time may designate.
     Committee Member Appointment and Removal
      3. Members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless the Board elects a Chair, the members of the Committee may designate a Chair by majority vote of the full Committee membership.
     Committee Structure and Operations
      4. The Committee may delegate its authority to subcommittees as it deems appropriate.
     Meetings of the Committee; Quorum
      5. The Committee shall meet as necessary, but at least annually, to enable it to fulfill its goals and responsibilities as set forth herein. A meeting of the Committee may be called by the Committee Chair, any member of the Committee or the Secretary of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the action of a majority of those present, after determining a quorum, shall be the act of the Committee.
      6. The Secretary of the Company shall be the Secretary of the Committee.
      7. Notice of each meeting confirming the venue, time and date together with an agenda of items to be discussed shall be forwarded to each member of the Committee.
      8. The Secretary or Chairman of the Committee shall keep minutes of the proceedings and resolutions of all meetings as well as keep appropriate records.
      9. Copies of the minutes of the meetings shall be circulated to all members of the committee. Any other director may, upon request to the Secretary of the Committee, obtain copies of the Committee’s minutes, provided that there is no conflict of interest.
     Committee Reporting to the Board and Shareholders
      10. The Committee shall report its findings to the Board and shall keep written minutes of its meetings, which shall be recorded and filed with the books and records of the Company.
      11. The Chairman of the Committee, or in his absence an appointed deputy, shall attend the Annual General Meeting prepared to respond to any shareholder questions on the Committee’s activities.

REVOCABLE PROXY
MATRITECH, INC.

Annual Meeting of Stockholders of MATRITECH, INC.
May 25, 2005

The undersigned, revoking all prior proxies, hereby appoints Stephen D. Chubb and David L. Corbet, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of capital stock of Matritech, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Newton Sheraton Hotel, 320 Washington Street, Newton, Massachusetts 02458 on Wednesday, May 25, 2005, at 9:00 a.m., local time and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 19, 2005, a copy of which has been received by the undersigned.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above — Co-holder (if any) sign above

Please sign exactly as your name appears on your stock certificate.

When signing as an attorney, executor, administrator, trustee or guardian, please provide your full title as such. If a corporation, please sign in full corporate name by an authorized officer.

	For	With- hold	For All Except

1. Election of Directors: To elect eight members to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified.	☐	☐	☐

Stephen D. Chubb	David L. Corbet	Walter O. Fredericks
Judith Kurland	Jonathan M. Niloff	Richard A. Sandberg
T. Stephen Thompson	C. William Zadel

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
“For All Except” and write each such nominee’s name in the space provided below.

For	Against	Abstain

2. To approve provisions of a financing transaction to permit (a) the sale and issuance of up to an additional $6.65 million of Series A Convertible Preferred Stock and related placement agent warrants to purchase common stock, (b) the removal of floors on anti-dilution provisions affecting the 670,272 shares of Series A Convertible Preferred Stock and warrants to purchase common stock issued in the First Closing and (c) the potential issuance of more than 20,600,000 shares of common stock if required to fulfill our obligations under currently outstanding and future issuances of Series A Convertible Preferred Stock and accompanying warrants to purchase common stock pursuant to anti-dilution provisions contained in our charter and the warrants.         .
☐	☐	☐

	For	Against	Abstain

3. To ratify the selection of the accounting firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2005.	☐	☐	☐

4. To transact such other business as may properly come before the meeting and any adjournments thereof.

PLEASE CHECK IF YOU PLAN TO ATTEND THE ANNUAL MEETING            ☐

The Board of Directors recommends a vote FOR the foregoing proposals. THIS PROXY
IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MATRITECH, INC.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR APPROVAL OF THE FINANCING TRANSACTION AND FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP. THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.